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                                                                      Exhibit 23




                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Prospectus Supplement of Banc of America Mortgage Securities, Inc. relating to Mortgage Pass-Through Certificates, Series 2003-10 comprising part of the Registration Statement (No. 333-105940) of Banc of America Mortgage Securities, Inc., of our report dated May 9, 2003, on our audit of the consolidated financial statements of Radian Asset Assurance Inc. and Subsidiary as of December 31, 2002 and 2001, and for the three years in the period ended December 31, 2002.

We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
December 19, 2003